Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On January 29, 2013, ConAgra Foods, Inc. (the “Company” or “ConAgra”) acquired Ralcorp Holdings, Inc. (“Ralcorp”), which is now a wholly-owned subsidiary of the Company (the Acquisition”). Pursuant to the Agreement and Plan of Merger dated as of November 26, 2012 (the “Merger Agreement”) among Ralcorp, ConAgra Foods, and Phoenix Acquisition Sub Inc., a wholly-owned subsidiary of ConAgra Foods, the Company agreed to acquire Ralcorp for $90.00 in cash per share of Ralcorp common stock. The closing of the transaction followed the approval of the acquisition by Ralcorp’s shareholders on January 29, 2013, and the receipt of all required regulatory approvals. The total amount of consideration paid in connection with the acquisition was approximately $5.07 billion ($4.75 billion, net of cash acquired) plus assumed liabilities. The Company funded the acquisition consideration with existing cash on hand, borrowings under a new $1.5 billion senior unsecured Term Loan Facility with Bank of America, N.A., as administrative agent and a lender JP Morgan Chase Bank, N.A. as syndication agent and a lender and the other financial institutions party thereto (the “Term Loan Facility”), and net proceeds from the issuance of new senior notes and common stock. The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of ConAgra and Ralcorp and has been prepared to reflect the Acquisition and related financing transactions.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of May 28, 2012 and does not intend to project the future financial results of ConAgra after the Acquisition. The unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived.

The unaudited pro forma condensed consolidated statement of operations for the year ended May 26, 2013 combines the statement of operations of ConAgra for the fiscal year ended May 26, 2013 with the monthly unaudited statements of operations of Ralcorp for the year then ended.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed consolidated financial information of ConAgra.

•	Audited financial statements of ConAgra as of and for the year ended May 26, 2013, which are included in ConAgra’s Annual Report on Form 10-K for the year ended May 26, 2013, as filed with the SEC.

•

Unaudited interim financial statements of Ralcorp for the three months ended December 31, 2012, which are included in Exhibit 99.1 of ConAgra’s Current Report on Form 8-K to which this document is included as an exhibit.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended May 26, 2013

(in millions, except per share data)

	ConAgra Foods, as reported	Ralcorp Historical 3(i)	Pro Forma Adjustments		Pro Forma
Net sales	$15,491.4	$2,873.6	$(3.8	) 3(d)	$18,361.2
Costs and expenses:
Cost of goods sold	11,931.4	2,284.6	$58.9	3(d,e,g)	14,274.9
Selling, general and administrative expense	2,135.6	536.7	(260.9	) 3(c,e,f,g,h)	2,411.4
Interest expense, net	275.6	80.6	43.6	3(a)	399.8

Income (loss) from continuing operations before income taxes and equity method investment earnings	1,148.8	(28.3)	154.6		1,275.1
Income tax expense	400.2	6.9	57.7	3(b)	464.8
Equity method investment earnings	37.5	—	—		37.5

Net income (loss)	$786.1	$(35.2)	$96.9		$847.8

Less: Net income attributable to noncontrolling interests	12.2	—	—		12.2

Net income (loss) attributable to ConAgra Foods, Inc.	$773.9	$(35.2)	$96.9		$835.6

Per share amounts:
Basic	$1.88				$2.00
Diluted	$1.85				$1.97
Average shares outstanding:
Basic	410.8				416.9
Diluted	417.6				423.7

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1. Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations presented here is based on the historical consolidated financial information of ConAgra and Ralcorp, as previously provided in filings with the Securities and Exchange Commission and unaudited internal monthly financial statements of Ralcorp. The unaudited pro forma condensed consolidated statement of operations for the year ended May 26, 2013 assumes the Acquisition and related financings were completed on May 28, 2012.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statement of operations are based on items directly attributable to the Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on ConAgra.

The unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Acquisition.

Certain amounts in Ralcorp’s historical statements of operations have been reclassified to conform to ConAgra’s presentation.

2. Transaction Summary

The purchase consideration and related excess purchase consideration over book value of net assets acquired are as follows:

(millions)
Total consideration (i)	$5,073

Allocated to:
Historical net book value of Ralcorp excluding goodwill	$250
Adjustments to recognize assets and liabilities at Acquisition date fair value, except deferred income taxes:
Inventory	76
Property	81
Identifiable intangibles at Acquisition date	1,221
Long-term debt	(456)
Net other assets/liabilities	(116)
Deferred tax impact of preliminary valuation adjustments	(333)

Excess of consideration transferred over the net amount of assets and liabilities recognized (goodwill)	$4,350

i. ConAgra acquired Ralcorp for $90 in cash for each share of Ralcorp common stock. The amount reflected as total consideration reflects the payment for outstanding shares of Ralcorp common stock as of January 28, 2013, net of cash acquired, plus assumed liabilities.

ii. The Company funded the acquisition consideration with existing cash on hand, borrowings under the Term Loan Facility, and net proceeds from the issuance of new senior notes and common stock.   The following table details the total sources and uses of cash as a result of the Acquisition and related financing transactions:

(millions)
Debt issued plus commercial paper/revolver draw	$6,400
Cash and cash equivalents available at Acquisition closing	780
Proceeds from issuance of ConAgra Foods, Inc. common stock, net	269

Total sources of cash	$7,449

Purchase of Ralcorp equity	$5,003
Retirement of Ralcorp debt existing at Acquisition closing	1,924
Make-whole fees	310
Other transaction expenses	212

Total uses of cash	$7,449

See Note 3 for detailed discussion on ConAgra’s debt issuance.

3. Unaudited Pro Forma Condensed Consolidated Financial Information Compared to Historical Financial Information

The unaudited pro forma condensed consolidated statement of operations include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as May 28, 2012. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

a.	ConAgra issued long-term debt to fund a portion of the Acquisition. Debt issued to fund the Acquisition and the calculation of pro forma interest expense for the periods presented is as follows:

(millions, except rate data)	Effective Interest Rate	Balance Outstanding	Interest Expense year ended May 26, 2013
New term loan	2.29%	1,500	22
New senior notes, 3 year	1.48%	750	5
New senior notes, 5 year	2.05%	1,000	14
New senior notes, 10 year	3.34%	1,225	27
New senior notes, 30 year	4.69%	1,000	31
Senior notes due 2020*	2.92%	300	7
Senior notes due 2039*	4.86%	450	18

		$6,225	$124

*	Effective interest rates reflect a combined increase of $164 million in book value due to fair market value adjustments at time of Acquisition.

The effective interest rates above include the estimated impact of premiums, discounts, and fees, where applicable.

b.	Income tax impacts resulting from pro forma adjustments were calculated utilizing the ConAgra statutory income tax rate of 37.31% for all periods presented.

c.	The intangible asset related to customer relationships was determined to have an estimated useful life of 24 years and will be amortized on a straight-line basis over that period. Amortizable brand assets were determined to have an estimated useful life of 20 years and will be amortized on a straight-line basis over that period. Amortization has been increased by $12 million for the fiscal year ended May 26, 2013. Additionally, fixed asset depreciation has been reduced by $1 million for the fiscal year ended May 26, 2013.

d.	Sales and cost of sales were adjusted to eliminate intercompany sales of $4 million for the fiscal year ended May 26, 2013 between ConAgra Mills and Ralcorp.

e.	Warehousing costs of approximately $80 million for the fiscal year ended May 26, 2013 have been reclassified from selling, general, and administrative to cost of goods sold for consistency with ConAgra accounting policies.

f.	Impairment of intangibles in the amount of $31 million incurred by Ralcorp in Ralcorp’s fourth quarter is eliminated for the year ended May 26, 2013.

g.

The pro forma results exclude selling, general, and administrative expenses for the transaction incurred by Ralcorp prior to the acquisition of $84.4 million, including items such as consultant fees, accelerated stock compensation, and other deal costs; selling, general, and administrative expenses for the transaction incurred by ConAgra Foods of $71.4 million, including consultant fees, financing costs and other deal costs; and cost of goods sold totaling $16.8 million in non-recurring expense related to the fair value of inventory adjustment at the date of acquisition.

h.	Ralcorp pension expense has been reduced by $5 million for the fiscal year ended May 26, 2013 for consistency with ConAgra accounting policies.

i.	The development of Ralcorp historical financial statements to conform with ConAgra’s fiscal year ended May 26, 2013 was prepared by utilizing monthly unaudited financial statements of Ralcorp for the corresponding periods.

4. Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

(in millions, except ratio)

Fifty-two weeks ended May 26, 2013
Earnings:
Income from continuing operations before income taxes and equity method investment earnings	$1,275
Add (deduct):
Fixed charges	468
Distributed income of equity method investees	26
Capitalized interest	(6)

Earnings available for fixed charges (a)	$1,763

Fixed charges:
Interest expense	$403
Capitalized interest	6
One third of rental expense (1)	59

Total fixed charges (b)	$468

Pro forma ratio of earnings to fixed charges (a/b)	3.8

(1)	Considered to be representative of interest factor in rental expense.